Exhibit 99.2

Independent Auditor’s Report

To the Stockholders
Datakey, Inc.
Burnsville, Minnesota

We have audited the accompanying balance sheets of Datakey, Inc. as of December 31, 2003 and 2002, and the related statements of operations, stockholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Datakey, Inc. as of December 31, 2003 and 2002, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Minneapolis, Minnesota
February 3, 2004

Datakey, Inc.

Balance Sheets
December 31, 2003 and 2002

	2003	2002
Assets (Note 5)
Current Assets
Cash and cash equivalents	$2,702,222	$2,562,611
Trade receivables, less allowance for doubtful accounts of $31,000 in 2003 and $55,000 in 2002 (Note 9)	930,183	1,700,434
Inventories (Note 3)	442,775	996,532
Prepaid expenses and other	68,296	65,259

Total current assets	4,143,476	5,324,836

Other Assets
Licenses, less accumulated amortization (Note 4)	445,739	236,817
Loan origination costs, less accumulated amortization	71,896	—
Patents, less accumulated amortization	8,956	—

	526,591	236,817

Equipment and Leasehold Improvements, at cost
Production tooling	30,230	23,650
Equipment	723,086	735,916
Furniture and fixtures	168,802	166,520
Leasehold improvements	310,912	310,912

	1,233,030	1,236,998
Less accumulated depreciation	(1,085,555)	(927,844)

	147,475	309,154

Total assets	$4,817,542	$5,870,807

Liabilities and Stockholders’ Equity
Current Liabilities
Notes payable (Notes 2 and 5)	$1,522,951	$—
Accounts payable	413,864	574,266
Accrued expenses:
Compensation	266,762	287,718
Interest	41,096	—
Other	64,115	154,267
Deferred revenue	306,324	355,338

Total current liabilities	2,615,112	1,371,589

Commitments and Contingencies (Notes 2, 4, 5, 10 and 12)
Stockholders’ Equity (Notes 7 and 8)
Convertible preferred stock, voting, liquidation value $2.50 per share; authorized 400,000 shares; issued and outstanding 150,000	375,000	375,000
Common stock, par value $0.05 per share; authorized 20,000,000 shares; issued and outstanding 11,732,708 in 2003 and 10,082,750 in 2002	586,635	504,138
Additional paid-in capital	20,621,092	18,921,150
Accumulated deficit	(19,380,297)	(15,301,070)

Total stockholders’ equity	2,202,430	4,499,218

Total liabilities and stockholders’ equity	$4,817,542	$5,870,807

See Notes to Financial Statements.

Datakey, Inc.

Statements of Operations
Years Ended December 31, 2003 and 2002

	2003	2002
Net sales (Note 9)	$4,113,374	$7,257,109

Costs and expenses:
Costs of goods sold	2,239,782	3,601,347
Research and development, engineering and technical support	2,054,427	2,314,391
Marketing and sales	3,058,285	3,346,501
General and administrative	692,184	707,296

Total costs and expenses	8,044,678	9,969,535

Operating loss	(3,931,304)	(2,712,426)

Interest income	16,124	44,637
Interest expense	(164,047)	—

Loss from continuing operations before income taxes	(4,079,227)	(2,667,789)

Income tax expense (Note 6)	—	—

Net loss from continuing operations	(4,079,227)	(2,667,789)

Gain on disposal of discontinued segment (Note 11)	—	351,046

Net loss	$(4,079,227)	$(2,316,743)

Loss per share:
Basic and diluted loss from continuing operations	$(0.39)	$(0.26)
Basic and diluted gain from discontinued operations	—	0.03

Basic and diluted loss per share	$(0.39)	$(0.23)

Weighted-average common shares:
Basic and diluted	10,423,140	10,074,871

See Notes to Financial Statements.

Datakey, Inc.

Statements of Stockholders’ Equity
Years Ended December 31, 2003 and 2002

	Convertible Preferred
	Stock		Common Stock
					Additional
					Paid-In	Accumulated
	Shares	Amount	Shares	Amount	Capital	Deficit	Total
Balance, Dec. 31, 2001	150,000	$375,000	9,974,012	$498,701	$18,580,288	$(12,984,327)	$6,469,662
Exercise of stock options	—	—	6,667	333	9,667	—	10,000
Exercise of warrants	—	—	80,268	4,014	272,109	—	276,123
Issuance of common stock in accordance with employee stock purchase plan (Note 8)	—	—	21,803	1,090	59,086	—	60,176
Net loss	—	—	—	—	—	(2,316,743)	(2,316,743)

Balance, Dec. 31, 2002	150,000	375,000	10,082,750	504,138	18,921,150	(15,301,070)	4,499,218
Exercise of stock options	—	—	12,259	613	(491)	—	122
Exercise of warrants	—	—	1,600,000	80,000	1,040,000	—	1,120,000
Issuance of common stock in accordance with employee stock purchase plan (Note 8)	—	—	37,699	1,884	43,730	—	45,614
Compensation expense recorded on stock options	—	—	—	—	7,703	—	7,703
Compensation expense recorded on warrants	—	—	—	—	7,500	—	7,500
Issuance of warrants with note payable (Note 5)	—	—	—	—	601,500	—	601,500
Net loss	—	—	—	—	—	(4,079,227)	(4,079,227)

Balance, Dec. 31, 2003	150,000	$375,000	11,732,708	$586,635	$20,621,092	$(19,380,297)	$2,202,430

See Notes to Financial Statements.

Datakey, Inc.

Statements of Cash Flows
Years Ended December 31, 2003 and 2002

	2003	2002
Cash Flows From Operating Activities
Net loss	$(4,079,227)	$(2,316,743)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	183,922	170,528
Amortization	145,801	182,847
Amortization of debt discount	122,951	—
Loss on disposal of equipment	—	682
Noncash compensation	16,703	—
Changes in operating assets and liabilities:
Trade receivable	770,251	536,366
Inventories	553,757	(70,504)
Prepaid expenses	(3,037)	19,174
Accounts payable	(160,402)	7,921
Deferred revenue	(49,014)	(119,559)
Accrued expenses	(70,012)	10,768

Net cash used in operating activities	(2,568,307)	(1,578,520)

Cash Flows from Investing Activities
Purchases of equipment	(22,243)	(89,607)
Purchase of licenses	(334,620)	(227,825)
Increase in patents	(10,139)	—

Net cash used in investing activities	(367,002)	(317,432)

Cash Flows from Financing Activities
Proceeds from note payable	2,000,000	—
Loan origination costs	(90,816)	—
Net proceeds from issuance of common stock	1,165,736	346,299

Net cash used in financing activities	3,074,920	346,299

Increase (decrease) in cash and cash equivalents	139,611	(1,549,653)

Cash and Cash Equivalents
Beginning	2,562,611	4,112,264

Ending	$2,702,222	$2,562,611

Supplemental Disclosures of Noncash Items
Issuance of warrants in connection with notes payable (Note 5)	$600,000	$—
Cash paid for interest	—	—

See Notes to Financial Statements.

Datakey, Inc.
Notes to Financial Statements

Note 1. Nature of Business and Significant Accounting Policies

Nature of business: Datakey, Inc. provides products and systems directed to the information security market, which enables user identification and authentication, secure data exchange and information validation. The Company has a wholly owned subsidiary which is inactive.

A summary of significant accounting policies follows:

Use of estimates: The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and cash equivalents: For purposes of reporting in the statements of cash flows, the Company includes all cash accounts and all highly liquid debt instruments purchased with an original maturity of three months or less as cash and cash equivalents on the accompanying balance sheets.

The Company maintains its cash in bank deposit accounts, which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts.

Trade receivables: Trade receivables are carried at original invoice amount less an estimate made for doubtful receivables based on a review of all outstanding amounts on a quarterly basis. Management determines the allowance for doubtful accounts by identifying troubled accounts and by using historical experience applied to an aging of accounts. Trade receivables are written off when deemed uncollectible. Recoveries of trade receivables previously written off are recorded when received.

A trade receivable is considered to be past due if any portion of the receivable balance is outstanding for more than 60 days.

Inventories: Inventories are stated at the lower of cost (first-in, first-out method) or market.

Depreciation: Depreciation of equipment and leasehold improvements is computed on the straight-line and accelerated methods over the following estimated useful lives:

Years
Production tooling	2 - 5
Equipment	3 - 7
Furniture and fixtures	7
Leasehold improvements	Life of lease

Patents: Patents are stated at cost and are being amortized over their estimated useful life of five years using the straight-line basis. The gross amount of patent cost was $10,139 and accumulated amortization was $1,183 at December 31, 2003.

Loan origination costs: Loan origination costs are being amortized on a straight-line basis over one year, the term of the related debt. The gross amount of such costs was $90,816 and accumulated amortization was $18,920 at December 31, 2003.

Income taxes: Deferred taxes are provided on an asset and liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss or tax credit carryforwards, and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the amounts of assets and liabilities recorded for income tax and financial reporting purposes. Deferred tax assets are reduced by a valuation allowance when management determines that it is more likely than not that some portion or

Datakey, Inc.
Notes to Financial Statements

Note 1. Nature of Business and Significant Accounting Policies (Continued)

all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Revenue recognition and deferred revenue: The revenue from products and systems sold by the information security business segment is recognized upon shipment to the customer, as the Company has no future obligation for support, upgrades or other services. If the customer purchases an extended maintenance contract, revenue from the contract is deferred and recognized over the term of the contract.

The revenue from products sold by the electronic products business segment was recognized upon shipment, FOB shipping point. This segment, now discontinued, fulfilled its last contract in 2002.

Shipping and handling charges to customers are included in net sales. Shipping and handling costs incurred by the Company are included in cost of goods sold.

Software development costs: The Company’s policy is to charge to expense those costs of software development incurred until the point of technical feasibility is attained, at which time such costs are capitalized, subject to review of net realizable value.

Although technical feasibility for the Company’s products has been attained, the Company is unable to ascertain the market acceptance of the products. As a result, the Company has charged these costs to operations, as the net realizable value is not determinable. Company plans for new product development and/or significant product enhancements in the future may result in an increased level of capitalized software costs as market acceptance of its products becomes determinable.

Research and development, engineering and technical support: Research and development costs, engineering and technical support are charged to expense as incurred and consist primarily of engineering expenses related to product development. Engineering and technical support consist primarily of maintenance of the Company’s products and systems. Research and development costs were approximately $1,763,000 and $1,903,000 during 2003 and 2002, respectively, of which approximately $1,232,000 and $1,142,000 were software development costs.

Advertising: Expenditures for advertising costs are expensed as incurred. Advertising and product promotion expense was approximately $72,000 and $106,000 during 2003 and 2002, respectively.

Fair value of financial instruments: The Company’s financial instruments consist of cash and cash equivalents and short-term trade receivables and payables for which current carrying amounts approximate fair value.

The fair value of the Company’s note payable was estimated based on interest rates for the same or similar debt having the same or similar remaining maturities with similar risk and collateral requirements. At December 31, 2003, the carrying value of the note payable approximates its fair value.

Loss per share: The Company computes basic and diluted net loss per share based upon the weighted-average number of common shares outstanding during each year. Potential common shares, such as options and warrants (see Note 8), were not included in the computation of diluted loss per common share since their effect would be anti-dilutive. Due to the losses from continuing operations in 2003 and 2002, basic and diluted loss per share were the same for both years.

Stock-based compensation: The Company regularly grants options to its employees under various plans as described below. As permitted under accounting principles generally accepted in the United States of America, these grants are accounted for following APB Opinion No. 25 and related interpretations. Accordingly, compensation cost has been recognized for those grants whose exercise price is less than the fair market value of the stock on the date of grant. Compensation expense recorded for employee grants for the year ended December 31, 2003, was $7,703. There was no compensation expense recorded for employee grants for the year ended December 31, 2002.

Datakey, Inc.
Notes to Financial Statements

Note 1. Nature of Business and Significant Accounting Policies (Continued)

The Company also grants options and warrants to nonemployees for goods and services and in conjunction with certain agreements. These grants are accounted for under FASB Statement No. 123 based on the grant date fair values.

Had compensation cost for all of the stock-based compensation grants and warrants issued been determined based on the fair values at the grant date consistent with the provisions of Statement No. 123, the Company’s net loss and net loss per basic and diluted common share would have been as indicated below.

	Years Ended December 31
	2003	2002
Net loss, as reported	$(4,079,227)	$(2,316,743)
Deduct total stock-based employee compensation expense determined under fair value method for all awards	(640,305)	(747,322)

Net loss, pro forma	$(4,719,532)	$(3,064,065)

Basic and diluted loss per share, as reported	$(0.39)	$(0.23)
Basic and diluted, pro forma	(0.45)	(0.30)

The above pro forma effects on net loss and net loss per basic and diluted common share are not likely to be representative of the effects on reported net loss or net loss per common share for future years because options vest over several years and additional awards generally are made each year.

Product warranty: The Company provides a limited 90-day warranty for the replacement of defective products. The Company’s standard warranty policy requires the Company to repair or replace defective products at no cost to its customers. The Company estimates the costs that may be incurred under its basic limited warranty and records a liability in the amount of such costs at the time product revenue is recognized. Factors that affect the Company’s warranty liability include the number of units sold, historical and anticipated rates of warranty claims, and cost per claim. The Company periodically assesses the adequacy of its recorded warranty liabilities and adjusts the amounts as necessary. The Company utilizes historical trends and information received from its customers to assist in determining the appropriate loss reserve levels.

Changes in the Company’s warranty liability are as follows:

	Years Ended December 31
	2003	2002
Balance, beginning	$4,175	$26,894
Reduction of accrual to estimated required amount based upon current experience	—	(20,000)
Payments made	(1,802)	(2,719)

Balance, ending	$2,373	$4,175

Note 2. Corporate Liquidity

The Company anticipates that its working capital, including cash of $2.7 million, will provide sufficient liquidity to fund 2004 operations. Should the $2,000,000 note not be converted into common stock, the Company plans to raise additional capital during 2004 to enable it to repay the note together with $200,000 of interest due in October 2004. The Company is reviewing multiple avenues of future funding, but does not have any commitments for such funding at this time.

Datakey, Inc.
Notes to Financial Statements

Note 3. Inventories

Inventories consist of the following components as of December 31, 2003 and 2002:

	2003	2002
Raw materials	$303,405	$585,743
Work in process	24,556	22,024
Finished goods	233,615	553,417
Inventory obsolescence reserve	(118,801)	(164,652)

	$442,775	$996,532

Note 4. Licenses

The Company utilizes technology in its products which is licensed from third parties. Licenses are stated at cost. The costs of the license agreements are amortized to cost of goods sold as the products incorporating the licensed units are sold or over the life of the agreement. Under these agreements, the Company generally agrees to purchase a minimum quantity of software units over a specified period of time.

	December 31
	2003	2002
Licenses:
Gross carrying amount	$854,620	$546,000
Accumulated amortization	(408,881)	(309,183)

Net carrying amount	$445,739	$236,817

Aggregate amortization expense in 2003 was $34,699 and in 2002 was $182,847. The Company expects that the remainder of the December 31, 2003, carrying amount of the license agreements will be charged to amortization in 2004 based upon the expected sales of its products which incorporate the licenses. The terms of one of the license agreements require the Company to purchase an additional 12,500 licenses for $81,250 by March 2004. The Company presently expects to acquire and utilize the minimum number of licenses under the agreement in 2004.

The Company reviews its license costs for impairment and records impairment charges if sales of products incorporating the licenses are less than expected. As a result, the Company recognized impairment expense of $91,000 in 2003 and $48,667 in 2002 to reduce the carrying amount of certain license costs to the amount required based on sales levels. These impairment charges are included in the caption “cost of goods sold” in the accompanying statements of operations.

Note 5. Note Payable

In October 2003, the Company entered into a $2 million convertible secured note payable with a group of accredited investors. The note bears interest at 10 percent and is secured by substantially all assets. All principal and interest is due in October 2004. The note is convertible into shares of the Company’s common stock at a conversion price of $1.25 per share.

In connection with this financing, the Company granted the note holders 4 million warrants with a term of seven years and an exercise price of $0.77. The warrants were valued at $600,000 using the Black-Scholes pricing model. As required by generally accepted accounting principles, the $600,000 was recorded as a discount on the note payable, with an offsetting entry to additional paid-in capital of the same amount. The discount is being recognized as interest expense over the term of the debt. The selling agents received 10,000 warrants with the same terms as the note holder warrants. The agent warrants were valued at $1,500 using the Black-Scholes pricing model.

The carrying value of the note at December 31, 2003, is as follows:

Convertible note payable	$2,000,000
Unamortized discount	(477,049)

Balance on December 31, 2003	$1,522,951

Datakey, Inc.
Notes to Financial Statements

Note 5. Note Payable (Continued)

At maturity, $200,000 of accrued interest will be due. Such accrued interest on this note was $41,096 at December 31, 2003.

Note 6. Income Taxes

The income tax benefit is different from that which would be computed by applying the U.S. federal income tax rate (35 percent) to pretax loss as follows:

	December 31
	2003	2002
Computed “expected” federal tax benefit at statutory rates	$(1,428,000)	$(811,000)
Effect of net operating loss with no current benefit	1,428,000	811,000

Actual tax benefit	$—	$—

Deferred taxes consist of the following components as of December 31, 2003 and 2002:

	2003	2002
Deferred tax assets:
Net operating loss carryforwards	$8,739,000	$7,247,000
Research and development tax credit	456,000	415,000
Allowance for doubtful accounts	11,000	20,000
Inventory	43,000	59,000
Accrued expenses and deferred revenue	69,000	91,000
Contribution carryforward	7,000	7,000
Depreciation	50,000	31,000

Total gross deferred tax assets	9,375,000	7,870,000

Valuation allowance	(9,375,000)	(7,870,000)

Net deferred taxes	$—	$—

Realization of deferred tax assets is dependent upon the generation of sufficient future taxable income. Management has determined that significant uncertainty exists regarding the realizability of the net deferred tax assets and, accordingly, has provided a valuation allowance against them.

At December 31, 2003, the Company’s net operating loss and tax credit carryforwards expire as follows:

		Research and
	Operating	Development
	Loss	Tax Credit
Expiring Year Ended December 31	Carryforward	Forward
2011	$1,850,000	$—
2012	3,540,000	113,000
2018	2,560,000	59,000
2019	2,450,000	67,000
2020	3,114,000	40,000
2021	4,422,000	70,000
2022	2,193,000	66,000
2023	4,146,000	41,000

	$24,275,000	$456,000

Datakey, Inc.
Notes to Financial Statements

Note 6. Income Taxes (Continued)

The use of the federal net operating losses will be limited to $5.5 million per year under the provisions of the Internal Revenue Code, Section 382, which relates to a 50 percent change in control over a three-year period. Further changes of control may result in additional limitations of the remaining carryforward. Utilization of the carryforwards is dependent upon the Company attaining profitable operations in the future.

Note 7. Stockholders’ Equity

Convertible preferred stock: The preferred stock is convertible at the rate of one share of common stock for each share of preferred stock, subject to certain anti-dilution adjustments. Conversion is mandatory in the event of certain future public offerings of corporate stock. The holders of the preferred stock have certain piggyback and demand registration rights, voting rights and a liquidation preference of $2.50 per share, and share in dividends paid on common stock.

Series B Preferred Stock: The Board of Directors has designated 120,000 shares of previously undesignated stock as Series B Preferred Stock. The shares have a par value of $0.05 per share and a liquidation value equal to the greater of $100 or 100 times the aggregate amount to be distributed per share to holders of common stock. Shares of Series B Preferred Stock are not convertible into shares of the Company’s common stock. Each share of Series B Preferred Stock will be entitled to a minimum preferential quarterly dividend payment of $1 per share but will be entitled to an aggregate dividend of 100 times the dividend declared per share of common stock. Each share of Series B Preferred Stock has 100 votes. In the event of any merger, consolidation or other transaction in which common stock is exchanged, each share of Series B Preferred Stock will be entitled to receive 100 times the amount received per share of common stock. There are no shares of Series B Preferred Stock outstanding.

Shareholder Rights Plan: On October 19, 2001, the Company’s Board of Directors adopted a Shareholder Rights Plan, which took effect on October 26, 2001. Under the plan, rights were constructively distributed as a dividend at the rate of one right for each share of common stock or convertible preferred stock of the Company held by the shareholders of record as of the close of business on November 9, 2001. The Board further authorized the issuance of one right (subject to adjustment) with each share of common stock or convertible preferred stock issued subsequent to November 9, 2001, but prior to the expiration date. Each right entitles its holder to purchase one-hundredth of a share of Series B Preferred Stock at an exercise price of $60, subject to adjustment. The rights will only be exercisable if a person or group acquires, has the right to acquire, or has commenced a tender offer for 15 percent or more of the outstanding common stock. The rights are nonvoting, pay no dividends, expire on November 9, 2011, and may be redeemed by the Company for $0.001 per right at any time before the 10th day (subject to adjustment) after a 15 percent position is acquired. The rights have no effect on earnings per share until they become exercisable.

After the rights are exercisable, if the Company is acquired in a merger or other business combination, or if 50 percent or more of the Company’s assets are sold, each right will entitle its holder (other than the acquiring person or group) to purchase, at the then current exercise price, common stock of the acquiring entity having a value of twice the exercise price.

Undesignated stock: The Company has 9,480,000 shares of undesignated capital stock.

Datakey, Inc.
Notes to Financial Statements

Note 8. Stock Options and Warrants

As discussed in Note 1 to the financial statements, the Company accounts for employee stock-based compensation under APB Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. The pro forma fair value of each option grant as presented in Note 1 to the financial statements is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in 2003 and 2002:

	Years Ended December 31
	2003	2002
Expected dividend yield	—	—
Expected stock price volatility	95.10%	99.17%
Risk-free interest rate	2.00%	2.54%
Expected life of options	3.00 years	5.00 years
Weighted-average fair value of options granted during the year	$0.52	$2.42

The Company has reserved 1,800,000 common shares for issuance as qualified and nonqualified stock options for its key employees and directors. The Company has also reserved 100,000 common shares for issuance as nonqualified options to various distributors, dealers and consultants. Option prices are generally at the fair market value of the stock at the time an option is granted. Options become exercisable as determined at the date of grant by a committee of the Board of Directors. Options expire 10 years after the date of grant, unless an earlier expiration date is set at the time of grant.

Additional information relating to all outstanding options as of December 31, 2003 and 2002, is as follows:

	2003		2002
		Weighted-		Weighted-
		Average		Average
		Exercise		Exercise
	Shares	Price	Shares	Price
Options outstanding at beginning of year	1,438,515	$3.51	1,146,053	$3.66
Options exercised	(12,259)	0.01	(6,667)	1.50
Options forfeited	(196,634)	4.13	(73,833)	4.47
Options granted	400,657	0.84	372,962	3.22

Options outstanding at end of year	1,630,279	$2.81	1,438,515	$3.51

The following table summarizes information about stock options outstanding at December 31, 2003:

	Options Outstanding		Options Exercisable
		Weighted-
		Average
		Remaining
	Number	Contractual	Weighted-	Number	Weighted-
	Outstanding	Life at	Average	Exercisable	Average
Range of	at December	December 31,	Exercise	at December	Exercise
Exercise Prices	31, 2003	2003(Years)	Price	31, 2003	Price
$0.01 - $0.76	306,252	9.43	$0.70	32,502	$0.54
$1.42 - $2.40	358,158	7.54	1.69	242,991	1.74
$2.50 - $3.625	472,527	5.34	3.10	358,439	3.16
$3.74 - $5.25	408,342	6.75	4.15	266,833	4.29
$5.38 - $7.563	51,000	6.16	6.26	51,000	6.26
$8.00 - $8.38	34,000	6.32	8.14	26,000	8.18

$0.01 - $8.38	1,630,279	6.99	$2.81	977,765	$3.32

At December 31, 2002, there were 740,729 options exercisable at a weighted-average exercise price of $3.67.

Datakey, Inc.
Notes to Financial Statements

Note 8. Stock Options and Warrants (Continued)

Employee stock purchase plan: Under its 1998 employee stock purchase plan, which became effective for the plan year beginning January 1, 1999, the Company is authorized to issue up to 200,000 shares of common stock to its full-time employees, nearly all of whom are eligible to participate. Employees can choose each year to have up to 10 percent of their earnings withheld to purchase the Company’s stock at a price that is 85 percent of the lower of its beginning-of-year or end-of-year fair market value. During 2003 and 2002, 37,699 and 21,803 shares, respectively, were issued under the plan.

Warrants: The Company has issued warrants to purchase shares of common stock at prices between $0.70 and $6.60 per share. All warrants are currently exercisable. The following tables summarize information about warrants outstanding at December 31, 2003 and 2002:

	2003		2002
		Weighted-		Weighted-
		Average		Average
		Exercise		Exercise
	Shares	Price	Shares	Price
Warrants at beginning of year	2,995,243	$3.44	3,075,511	$3.44
Warrants exercised	(1,600,000)	0.70	(80,268)	3.44
Warrants forfeited	(97,353)	3.12	—	—
Warrants granted	5,305,933	0.77	—	—

Warrants outstanding at end of year	6,603,823	$1.40	2,995,243	$3.44

During 2003, the Company reduced the exercise price to $0.70 on 1,600,000 warrants originally issued in February 2001. Additionally, in October 2003, the Company offered new warrants at an exercise price of $0.77 as an additional incentive for warrant holders to exercise their warrants. All warrant holders accepted either the September offer to exercise at $0.70 or the October offer to exercise at $0.70 and to receive new warrants with a term of five years and an exercise price of $0.77, providing a total of $1,120,000 to the Company.

Warrants outstanding at December 31, 2003, expire as follows:

2004	$10,000
2005	880,000
2008	37,890
2009	370,000
2013	5,305,933

$6,603,823

Note 9. Major Customers and International Sales

Major customers: Direct and indirect sales to U.S. government agencies were approximately $1,586,000 and $1,756,000, or 39 percent and 24 percent of total sales, in 2003 and 2002, respectively. Accounts receivable from U.S. government agencies were approximately $244,000 and $669,000 at December 31, 2003 and 2002, respectively. In addition to sales to U.S. government agencies, the Company had sales to the following significant customers:

	Net Sales		Trade Receivables
	Years Ended December 31		as of December 31
	2003	2002	2003	2002
Customer A	$943,000	$1,159,000	$662,000	$391,000
Customer B	470,000	*	—	N/A
Customer C (an agency of the Canadian government)	*	2,127,000	N/A	66,000

*This customer accounted for less than 10 percent of total sales.

Datakey, Inc.
Notes to Financial Statements

Note 9. Major Customers and International Sales (Continued)

International sales: Export sales to international customers, including Canada, for 2003 and 2002 were approximately $2,181,000 and $4,168,000, or 53 percent and 57 percent of total sales, respectively. Accounts receivable from international customers were approximately $687,000 and $721,000 at December 31, 2003 and 2002, respectively. Sales to customers in Germany accounted for approximately $679,000, or 17 percent of sales, in 2003. No other individual country accounted for more than 10 percent of sales in 2003. Sales to customers in Canada accounted for approximately $2,401,000, or 33 percent of sales, and sales to customers in Germany accounted for approximately $768,000, or 11 percent of sales, in 2002. No other individual country accounted for more than 10 percent of sales in 2002.

Note 10. Commitments and Contingencies

The Company leases its office and warehouse facilities under a noncancelable operating lease, which expires in June 2004. In addition, certain items of equipment are leased under noncancelable operating leases through February 2007.

Future lease commitments are as follows:

2004	$142,000
2005	13,000
2006	6,000
2007	1,000

$162,000

Rent expense totaled approximately $167,000 and $343,000 in 2003 and 2002, respectively.

In connection with the transaction described in Note 11, the Company is subleasing a portion of its office space. The Company will receive monthly rentals of $8,834 through June 2004. Sublease income during 2003 and 2002 was approximately $106,000 in each year.

Employee benefits: The Company maintains a voluntary 401(k) plan in effect for its employees. The Company offers a match of 25 percent of the employees’ contributions, up to 6 percent. The match was suspended in 2003 thus there was no Company matching contribution to the plan. The Company’s match was approximately $39,000 in 2002. In addition, a discretionary contribution can be authorized by the Board of Directors. There were no discretionary contributions authorized in 2003 and 2002.

Note 11. Operating Segments and Discontinued Operations

The Company formerly had two reportable segments: ISS Information Security Solutions (ISS) and Electronic Products (EP). The ISS Information Security Solutions segment produces and markets products for the information security market, which enable user identification and authentication, secure data exchange and information validation. EP produced proprietary memory keys, cards and other custom-shaped tokens that serve as a convenient way to carry electronic information.

In February 2001, the Company’s Board of Directors approved management’s plan to discontinue the operations of the EP segment. In August 2001, certain assets of the EP segment were sold to an unrelated party for $550,000. One customer contract was retained by the Company with final delivery taking place in 2002, and the gain on disposal of the discontinued segment was the profit realized on the contract in excess of the amounts accrued for in 2001. The disposal of the segment was accounted for as discontinued operations and, accordingly, the results of its operations have been excluded from continuing operations for all periods presented. There were no assets or liabilities remaining from the EP segment as of December 31, 2002.

Datakey, Inc.
Notes to Financial Statements

Note 11. Operating Segments and Discontinued Operations (Continued)

The accounting policies of the segments are the same as those described in the summary of significant accounting policies. There are no inter-segment transactions. The Company evaluates performance based on operating earnings of the respective segments. The following tables present information by segment. There were no EP operations in 2003.

	Year Ended December 31, 2002
	ISS	EP	Unallocated	Total
Revenue	$7,257,000	$870,000	$—	$8,127,000
Depreciation and amortization	313,000	40,000	—	353,000
Segment profit (loss)	(2,712,000)	351,000	45,000	(2,316,000)

Note 12. Subsequent Events – unaudited

On September 9, 2004, the Company entered into an agreement to be acquired by SafeNet Inc., pursuant to a cash tender offer to acquire all of DataKey’s common stock for $0.65 per share and all of the outstanding convertible preferred stock for $2.50 per share. Upon closing of the tender offer on October 26, 2004, SafeNet acquired approximately 8.8 million shares of DataKey’s common stock (including the associated preferred stock purchase and other rights), representing approximately 75% of the Company’s outstanding stock, and 150,000 shares of the Company’s convertible preferred stock, representing all of the Company’s outstanding convertible preferred stock. SafeNet Inc. acquired the remaining common stock in a merger pursuant to which all remaining shares of DataKey’s common stock that were not validly tendered and purchased in the tender offer, except those shares for which appraisal rights were under applicable law have been properly executed, have been converted into the right to receive $0.65 per share in cash. The merger has closed in the fourth quarter of 2004. The aggregate consideration of acquiring the shares was approximately $8,000. In addition, on September 9, 2004, SafeNet Inc. loaned the Company approximately $2,200 to pay off certain convertible notes.

In November 2004, former note and warrant holders of DataKey, Inc. filed a lawsuit in Minnesota state court against SafeNet alleging that they should have received payment in connection with the series of transactions leading to the acquisition of DataKey by SafeNet, and also alleging unspecified damages in connection with their representatives absence from board meetings of DataKey approving the series of transactions. SafeNet believes the claims to be without merit. In January 2005, a motion for summary judgment on that part of the claim alleging payment due in connection with the series of transactions was filed by SafeNet, and on February 16, 2005 the motion was granted.